Exhibit 10.1

80 Red Schoolhouse Road

Suite 101

Chestnut Ridge, NY 10977

Frank E. Celli

CEO

BioHiTech Global, Inc.

80 Red Schoolhouse Road

Chestnut Ridge, NY 10977

February 28, 2020

Anthony Fuller

Re: Offer of Employment

Dear Tony:

As we discussed we are extending to you an offer of employment as the company’s Chief Administrative Officer. If you accept our offer of employment, the following terms and conditions will apply.

The responsibilities of the job are outlined in the attachment included with this letter.

Please plan to begin work on March 1, 2020. You will report directly to me as CEO.

Your rate of compensation will be an annual cash salary of $150,000.00 subject to the following monthly “ramp up”:

March 1-March 31 - $50,000 annually

April 1- April 30 - $75,000 annually

May 1 - May 31 - $100,000 annually

June 1- June 30 - $125,000 annually

Beginning July 1 - $150,000 annually

In addition, you will be entitled to an annual, discretionary performance-based bonus plan, equal to 75% of your annual base cash compensation at the time. Said bonus shall be in accordance with the Company’s bonus plan approved by the Board of Directors, as amended from time to time. The bonus will be based upon agreed-upon goals and milestones being met by the Executive and the Company.

In addition to your base and bonus cash compensation, you will be granted $150,000 per year of Restricted Stock Units issued on a semi-annual basis beginning on the 6-month anniversary of your employment.

80 Red Schoolhouse Road

Suite 101

Chestnut Ridge, NY 10977

You will be reimbursed for the following out-of-pocket expenses, in accordance with our policies as may be changed from time to time:

- travel expenses

- professional dues

- cost of job-related seminars

- other business-related expenses

You will be eligible to participate in the following company benefit plans, in accordance with our policies as may change from time to time, and after meeting the applicable eligibility requirements, if any:

- Health/Dental insurance – employee participation at approximately 33% of premium

- 401K, Life Insurance, Disability Insurance each as adopted by the Company

Additionally, you will be entitled to four weeks of paid vacation per year.

You will be entitled to 5 days, paid to be allocated for illness or personal business each calendar year in accordance with our sick leave policy, which may be modified from time to time.

If the above terms meet with your understanding of our discussion, please contact me at your earliest convenience regarding whether or not you will accept our offer of employment. I can be contacted by phone at 845-262-1081 Extension [__]. I may also be contacted by e-mail at [____]@biohitech.com.

We are looking forward to the opportunity of working closely with you in the near future.

Sincerely,

 /s/ Frank E. Celli

Frank E. Celli

Chief Executive Officer

Accepted By:

/s/ Anthony Fuller
Anthony Fuller